Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to this Registration Statement on Form S-1 and related prospectus of our report dated August 20, 2021, with respect to the financial statements of Blue Water Vaccines, Inc. (Company) as of December 31, 2020 and 2019, and for the two years then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in this Registration Statement and accompanying prospectus on Form S-1.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

November 4, 2021